Exhibit 16.1

Deloitte & Touche LLP
Suite 4500
700 Fifth Avenue
Seattle, Washington 98104-5044

TeI: (206) 292-1800
Fax: (206) 343-7809
www.deloitte.com

Deloitte
&Touche

December 3, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, NW
Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4 of Key Tronic Corporation’s Form 8-K dated December 2, 2002, and have the following comments:

1.	We agree with the statements made in Paragraph (a)(i), (ii), (iv), (v) and (vi)

2.	We have no basis on which to agree or disagree with the statements made in Paragraph (a) (iii) and Paragraph (b)

Yours truly,

/S/    DELOITTE & TOUCHE LLP

Deloitte
Touche
Tohmatsu